Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-211718

Prospectus Addendum to the Prospectus Supplement dated June 30, 2016 and the accompanying Prospectus dated June 30, 2016.

Senior Medium-Term Notes, Series A

Senior Medium-Term Notes, Series B

The Toronto-Dominion Bank (“TD”) or any of its affiliates, including TD Securities (USA) LLC, may use this prospectus addendum, the accompanying prospectus supplement dated June 30, 2016 relating to Senior Medium-Term Notes (“MTN Notes”), and the accompanying prospectus dated June 30, 2016, in connection with market-making transactions of any MTN Notes that were originally issued under a similar prospectus supplement for MTN Notes with a date earlier than June 30, 2016 and a similar prospectus with a date earlier than June 30, 2016. We refer below to any such earlier prospectus supplement as an “earlier prospectus supplement” and any such earlier prospectus as an “earlier prospectus”.

When this prospectus addendum, the accompanying prospectus supplement dated June 30, 2016 relating to MTN Notes, and the accompanying prospectus dated June 30, 2016 are used in connection with a market-making transaction of any MTN Notes that were originally issued under an earlier prospectus supplement and an earlier prospectus (the “remarketed Notes”), you should note that the accompanying prospectus supplement dated June 30, 2016 relating to MTN Notes supersedes the earlier prospectus supplement and the accompanying prospectus dated June 30, 2016 supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of any such remarketed Notes, please note that all references in such documents to the earlier prospectus supplement instead refer to the accompanying prospectus supplement dated June 30, 2016 relating to MTN Notes and all references in such documents to the earlier prospectus instead refer to the accompanying prospectus dated June 30, 2016, provided that the description of the Indenture dated as of June 30, 2006, between TD and The Bank of New York Mellon, as Trustee, and of the provisions of such remarketed Notes contained in any such earlier prospectus and earlier prospectus supplement is not superseded and remains in effect.

The MTN Notes, including any remarketed Notes, are our senior unsecured obligations and are not savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other domestic or foreign governmental agency or instrumentality or other entity.

Prospectus Addendum dated June 30, 2016